Exhibit 99.1

FOR IMMEDIATE RELEASE

April 9, 2025

ART’S WAY MANUFACTURING IMPROVES RESULTS DESPITE AG MARKET TURMOIL; MODULAR BUILDING SEGMENT CONTINUES TO THRIVE

ARMSTRONG, IOWA, April 9, 2025 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces its financial results for the first quarter of fiscal 2025.

	For the Three Months Ended
	(Consolidated – Continuing Operations)
	February 28, 2025	February 29, 2024
Sales	$5,141,000	$5,723,000
Operating Income (Loss)	$2,000	$(380,000)
Net Loss	$(56,000)	$(424,000)
EPS (Basic)	$(0.01)	$(0.08)
EPS (Diluted)	$(0.01)	$(0.08)

Weighted Average Shares Outstanding:
Basic	5,054,665	5,022,680
Diluted	5,054,665	5,022,680

President, CEO and Chairman Marc McConnell reports, “We are pleased to finish the first quarter with meaningful operational and profitability improvements despite challenging conditions that persist. While headwinds continue to affect overall demand in the ag equipment space, we see strength in product categories that are benefitting from favorable beef and dairy prices. In our modular buildings segment, the momentum continues, and we are very pleased with both our operational performance and the strong demand we are seeing. In both segments we are keeping a close eye on the impact of tariffs on both our costs and demand profile. Amid quite a lot of uncertainty we do remain optimistic for how we will perform the balance of the year.”

Consolidated – continuing operations

●	Sales of $5,141,000 for Q1 2025, 10.2% decline from Q1 2024.
●	Gross profit improvement of 3.4% compared to Q1 2024.
●	Operating expenses reduced by 19.4% from Q1 2024.
●	Net loss of $56,000 for Q1 2025, $368,000 improvement from Q1 2024

Agricultural Products

●	Sales of $2,948,000 for Q1 2025, a 30.4% decline from Q1 2024.
●	Gross profit declined 0.2% from Q1 2024.
●	Operating expenses reduced by 25.6% from Q1 2024.
●	Net loss of $346,000, improvement of $107,000 from Q1 2024.

After a period of heightened demand in fiscal 2023, we started to see a decline in demand for our agricultural products in Q1 2024 due to rising interest rates, declining commodity prices and decreases in expected net farm incomes as high as 30% compared to the previous year. The leveling off of demand in this period drove the decrease in sales from Q1 of fiscal 2024 to Q1 of fiscal 2025. In Q1 of fiscal 2025, we are still battling high interest rates and low row crop commodity prices but are starting to see improvement in dealer equipment stock levels. Equipment dealer lots were oversaturated for much of fiscal 2024 and slowed incoming demand for us. We expect destocking to continue in fiscal 2025, which we believe will increase demand for our products moving forward. The agriculture market is highly cyclical, and we believe fiscal 2024 was the bottom of the cycle. We spent the majority of fiscal 2024 right sizing our production and administrative staff to help us weather the agricultural downturn. We believe we are at staffing levels where we can see positive earnings and cash flow based on sales levels we have seen in past years of agricultural downturns as long as similar demand persists. While the Federal Reserve most recently held interest rates, they reported anticipation of two interest rate cuts for fiscal 2025 and further cuts for fiscal 2026, which we believe will help stimulate all economic growth. We have seen relatively steady demand for our grinder mixer products and beet harvesting equipment in the first fiscal quarter of 2025. We plan to release some product specific programs in fiscal 2025 to continue to turn inventory and unlock cash from product lines where our inventory levels are high. Despite the 30.4% decrease in sales and less variable margin to cover our fixed costs, our gross margin percentage held steady, comparatively, for the first fiscal quarter of 2025 due to cuts to manufacturing expenses we made during fiscal 2024. We expect to see some short-term cost increases until the U.S.-based steel manufacturers are able to meet increased American Steel demand that could be induced from retaliatory tariffs. The United States currently imports approximately 25% of steel used by industry with Canada, Brazil and Mexico being the top suppliers. The majority of our manufacturing components are sourced in the U.S., however, some of our suppliers do source some of their components from China and other countries. We have been notified of expected tariff charges from some of these suppliers and expect some minor impact from these tariffs on our gross profit.

Modular Buildings

●	Sales of $2,193,000 for Q1 2025, up 47.5% from Q1 2025.

●	Gross profit improvement of 10% compared to Q1 2024.
●	Operating expenses increased by 14.3% from Q1 2024.
●	Net income of $291,000, improved by $262,000 from Q1 2024.

A strong demand driven backlog at the end of fiscal 2024 compared to a limited backlog at the end of fiscal 2023 drove our increase in sales for Q1 of fiscal 2025. We continued to see strong demand for our buildings in the first fiscal quarter of 2025, and we intend to focus on moving projects currently under contract in the engineering phase to signed construction contracts in Q2 of fiscal 2025 to continue our strong run from the past two fiscal years. In Q1 of fiscal 2025, we brought on a Director of Business Development and Sales who is transitioning to replace our current President and Director of Sales. We expect the overlap in these positions in fiscal 2025 will provide additional sales opportunities for us in fiscal 2025. We also expect to utilize our outgoing President and Director of Sales as a consultant moving forward to improve sales and maintain customer relationships.

Income (Loss) per Share: Loss per basic and diluted share for the first quarter of fiscal 2025 was $0.01, compared to loss per basic and diluted share of $0.08 for the same period in fiscal 2024.

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact: Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and tariffs and their effect on the Company’s supply chain and demand for its products, domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; and other factors detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.